Exhibit 99.1
FOR IMMEDIATE RELEASE
Clean Diesel Technologies, Inc. Takes Steps to Replace
Subsidiary’s Secured Credit Facility and Provides Financing Update
Ventura, CA — January 20, 2011 — Clean Diesel Technologies, Inc. (NASDAQ:CDTI) (“Company”), a cleantech emissions reduction company, announced today that its subsidiary, Catalytic Solutions, Inc. (“CSI”), had entered into an agreement with Fifth Third Bank, CSI’s secured lender under which Fifth Third Bank has agreed to extend forbearance under the terms of its loan agreement with CSI. Clean Diesel also announced that it subsequently entered into a commitment letter with another financial institution for an alternative financing facility of up to $7.5 million. Proceeds from the alternative facility would be used in part to repay all outstanding obligations under the existing Fifth Third Bank facility. As of December 31, 2010, approximately $2.4 million was outstanding under the Fifth Third Bank facility.
The agreement with Fifth Third Bank provided for an initial forbearance period until February 14, 2011, with a further extension to March 14 if a satisfactory commitment letter was delivered to Fifth Third Bank providing for financing commitments in amounts sufficient to pay all outstanding obligations under the loan agreement, provided that no default, forbearance default or event of default (as defined in the credit and forbearance agreements) is outstanding. Fifth Third Bank has advised CSI that the commitment letter for the alternative financing facility is satisfactory for purposes of the further extended forbearance agreement. During the forbearance period, the revolving credit line will continue to have a credit limit of Canadian $6.0 million and bear interest at US/Canadian Prime Rate plus 3.0 percent.
Charles F. Call, Chief Executive Officer of Clean Diesel, commented, “We appreciate the confidence and support that our lender, Fifth Third Bank, demonstrated by extending this agreement with us. We now can focus on negotiating the documentation for the alternative financing facility. This new facility would allow us to repay the Fifth Third Bank loan and continue the progress we are making in restructuring CSI’s obligations following Clean Diesel’s acquisition of CSI on October 15, 2010.”
A definitive agreement with respect to the new finance facility, as required by the commitment letter, has not been executed and there can be no assurances that such agreement will be executed or as to the terms of any such facility.
Additional financing update:
As previously reported, on December 30, 2010 Clean Diesel entered into an agreement with Kanis S.A. pursuant to which Kanis S.A. loaned Clean Diesel US $1.5 million. The proceeds of that loan were used, together with cash on hand, to pay $1.6 million to retire in full the balance of CSI’s obligations of up to $2.0 million under the settlement agreement with M.N. Mansour and M.N. Mansour, Inc. that ended all outstanding litigation and arbitration claims and other disputes between the parties relating to the agreements entered into in connection with CSI’s 2006 purchase of Applied Utility Systems assets.
Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

The Company also announced that since the completion of the merger with CSI on October 15, 2010, holders of Clean Diesel warrants issued in connection with the merger and the related Regulation S capital raise have exercised warrants with respect to approximately 200,000 shares of Clean Diesel common stock, resulting in cash proceeds to the Company of approximately $1.6 million.
About the Company
Clean Diesel Technologies, Inc. (NASDAQ:CDTI), “Clean Diesel,” “CDT” or the “Company” is, as a result of the recent business combination with Catalytic Solutions, Inc. (“CSI”), a vertically integrated global manufacturer and distributor of emissions control systems and products, focused on the heavy duty diesel (HDD) and light duty vehicle (LDV) markets. CDT utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction; Platinum Plus® Fuel-Borne Catalyst (FBC), and other technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. CDT is headquartered in Ventura, California, along with its wholly-owned subsidiary, CSI, and currently has operations in the U.S., Canada, U.K., France, Japan and Sweden as well as an Asian joint venture. For more information, please visit www.cdti.com and www.catsolns.com.
Forward-Looking Statements Safe Harbor
Certain statements in this news release such as statements concerning progress in restructuring CSI’s obligations constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (including, without limitation, information regarding the Company’s opportunity for combined revenue synergies and cost reductions). Such forward-looking statements involve known or unknown risks, including those detailed in the Company’s filings with the U.S. Securities and Exchange Commission, uncertainties and other factors that may cause the actual results, performance or achievements of the Company following the business combination with CSI to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update the forward-looking information contained in this release.
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Contact Information:
Kristi Cushing, Investor Relations Manager
Tel: +1 (805) 639-9458
Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com